                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

         We consent to incorporation by reference in the registration statements (No. 333-92489) on Form S-3 and (Nos. 333-80595, 333-80597 and 333-83891) on
Form S-8 of R.J. Reynolds Tobacco Holdings, Inc. of our report dated January 24, 2001, except as to note 14, which is as of February 7, 2001, relating to the consolidated balance sheet of R.J. Reynolds Tobacco Holdings, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2000, annual report on Form 10-K of R.J. Reynolds Tobacco Holdings, Inc.


/s/ KPMG LLP

Greensboro, North Carolina
February 28, 2001